EXHIBIT 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME PROVIDES PROGRAM UPDATES, 2017 FINANCIAL GUIDANCE AT 35TH ANNUAL JP MORGAN HEALTHCARE CONFERENCE

SAN DIEGO, Jan. 9, 2017 — Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today provided program updates and its annual financial guidance at the 35th annual JP Morgan Healthcare Conference.

“We enter the year with strongly supportive data from our HALO 202 study in metastatic pancreatic cancer patients and momentum in our HALO 301 global registration trial for our investigational new drug PEGPH20 in a similar, targeted HA-High patient population,” said Dr. Helen Torley, president and chief executive officer. “In 2017 we expect to make continued progress demonstrating the pan-tumor potential of PEGPH20, as we also focus on near-term catalysts in our revenue-generating ENHANZE™ platform, including the potential approval of rituximab SC in the U.S. and progressing other partnered programs in the clinic.”

In addition to HALO 301, the company has ongoing studies of PEGPH20 in combination with Merck’s KEYTRUDA® (pembrolizumab) in gastric and non-small-cell lung cancer patients and in collaboration with Eisai in combination with HALAVEN® (eribulin) in breast cancer patients. Two new studies exploring four tumor types are planned to start in 2017 as part of a recently announced clinical collaboration with Genentech. Under the collaboration, Genentech will evaluate PEGPH20 in combination with its anti-PDL1 TECENTRIQ® (atezolizumab) in pancreas and gastric cancer and Halozyme will evaluate the same combination in gallbladder cancer and cholangiocarcinoma. Halozyme has also been included in an innovative, patient-centered clinical trial planned for initiation in 2017 called Precision Promise, led by the Pancreatic Cancer Action Network.

In the Halozyme ENHANZE™ platform business, the company announced in November 2016 that the U.S. Food and Drug Administration (FDA) has accepted Genentech’s Biologics License Application for a subcutaneous formulation of rituximab in multiple blood cancer indications with an action date in June. This is a co-formulation with Halozyme's proprietary recombinant human hyaluronidase enzyme (ENHANZE platform), approved and marketed under the MabThera® SC brand in countries outside the U.S.

In addition, Halozyme plans in 2017 to support ongoing development of subcutaneous formulations for Roche’s PERJETA® and Janssen’s DARZALEX®, work with existing ENHANZE platform partners to advance development of additional licensed targets, and seek to sign new global licensing and collaboration agreements.

The company also provided financial guidance for 2017 of:

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Revenue of $115 million to $130 million, excluding revenue from any new ENHANZE global collaboration and licensing agreements that may be signed during the year. The company expects to report $20 million in 2016 revenue for reimbursed partner R&D expenses that will not recur in 2017;

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Operating Expenses of $240 million to $250 million, supporting the ongoing Phase 3 study in metastatic pancreatic cancer patients and the continued execution of clinical programs to study the pan-tumor potential of PEGPH20;

•	Year-end cash balance of $100 million to $110 million.

Dr. Torley will present at 3 p.m. PST, Jan. 9 at the conference. Her presentation will be webcast through the “Investors” section of www.halozyme.com, and a recording will be made available for 90 days following the event. To access the live webcast, please log on approximately fifteen minutes prior to the presentation to register and download any necessary audio software.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

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Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements concerning the Company’s future expectations and plans for 2017, timing and results of clinical trials, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates (including, without limitation, statements concerning the possible activity, benefits and attributes of PEGPH20, the possible method of action of PEGPH20, its potential application to improve cancer therapies and statements concerning future actions relating to the development of PEGPH20). These statements also include forward-looking statements concerning the possible activity, benefits and attributes of ENHANZE™, the possible method of action of ENHANZE, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs, the number of collaborative targets actually chosen, the product development efforts of our ENHANZE partners, whether such products are ultimately developed or commercialized, whether milestones triggering milestone payments will be achieved, and statements concerning facilitating more rapid delivery of injectable medications through subcutaneous delivery. The forward looking statements also include the Company’s expected financial outlook for 2017 and statements concerning expectations for 2016 revenue for reimbursed partner R&D expenses. These forward looking statements involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators or product sales, audited 2016 financial results differing from the financial results stated above, unexpected clinical trial delays or results, including enrollment delays, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission.